Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is being entered into on January 23, 2009 (the “Effective Date”) between GSI Group Inc. (the “Company”) and Robert Bowen (“Bowen”). For purposes of this Agreement, the Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities. Bowen includes the heirs, spouse, legal representative and assigns of Bowen.

This Agreement will serve as notice and confirm the termination of Bowen’s employment with the Company and the terms of the separation package offered to Bowen. The purpose of this Agreement is to establish an arrangement for ending our employment relationship, to provide Bowen with separation benefits to assist Bowen in transitioning to new employment, and to release the Company from any claims that Bowen may have against it in exchange for the separation benefits. With that understanding, Bowen and the Company agree as follows:

1.	Termination

We have mutually agreed that Bowen’s Termination Date is October 27, 2008. Bowen confirms that he resigned from all positions and offices that he held with the Company (and all of its subsidiaries) as of the Termination Date.

2.	Payments/Benefits upon Termination

On Bowen’s Termination Date, Bowen will be entitled to the following, regardless of whether Bowen signs this Agreement:

a.	All salary and wages earned through Bowen’s Termination Date.

b.	A payment for unused, earned vacation time accrued through Bowen’s Termination Date; and, if applicable, unused, earned personal need time.

c.	The opportunity to elect to convert Bowen’s life insurance policy coverage (which will terminate on Bowen’s Termination Date) to an individual policy, at Bowen’s cost and expense.

Following Bowen’s Termination Date, Bowen will not be entitled to participate in any Company-provided benefit programs or practices, including, but not limited to, the following:

i.	Vacation accrual;

ii.	If applicable, personal need time accrual;

iii.	Any equity and/or stock plan or program. In addition, please be advised that all vesting in any such plan shall cease as of the Termination Date. Please see the Company’s stock plan and Bowen’s stock agreement(s) for applicable terms and conditions; and

iv.	Ability to make any 401(k) contributions and entitlement to any Company matches. Please contact Prudential directly at 877-778-2100 to discuss distributions and loan payback options.

All amounts set forth in this Section 2 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes. Bowen’s existing equity grants shall continue to be governed under the Plans and granting agreements in effect as of the respective granting dates.

Except as otherwise provided in this Agreement, Bowen’s salary will cease on Bowen’s Termination Date and any entitlement Bowen have or might have under a Company-provided benefit plan, program or practice will terminate on such date, except as required by federal or state law.

3.	Separation Benefits

In consideration of Bowen’s execution of this Agreement, including specifically the release provisions in Sections 4 and 5, the Company agrees to the following:

a.	Salary continuation: The Company will pay Bowen $254,672 within fourteen days of the Effective Date, representing a lump sum payment of the remaining unpaid amounts of Bowen’s current per pay period base salary of $12,122 for the period of twelve (12) months following Bowen’s Termination Date. In total, the Company will pay $315,172 in additional salary from the Termination Date, of which $60,500 has already been paid as of the Effective Date. One-third (1/3) of the salary paid under this section shall be in consideration of the release of any claims under the Age Discrimination in Employment Act of 1967 (ADEA), and in the event Bowen opt to revoke Bowen’s consent to this Agreement pursuant to Section 5(e), Bowen will forfeit one-third of the salary paid; the remaining provisions of this Agreement, including the release of non-age related claims in Section 4, below, will remain intact.

b.	Health Benefits: Bowen has notified the Company that he has commenced employment with another employer and is receiving health and dental benefits through that employer.

c.	Except as set forth above, all other benefits, including but not limited to, disability and life insurance, shall cease as of the Termination Date. All stock options or restricted stock grants shall continue to be governed exclusively under the terms of the Plans and granting agreements under which such grants were originally made to Bowen.

d.

Bonus: At such time as the Company would customarily pay bonuses, but not later than March 15, 2009, the Company will pay Bowen an amount equal to $78,793 which represents 50% of Bowen’s Target Bonus. This amount considers 100% achievement or 20 points for item 2, the Personal Objectives component of Bowen’s 2008 Incentive Bonus Plan and 100% achievement or 30 points for item 4, the Extra Bonus Opportunity: M&A component of the Incentive Bonus Plan. Based on projected 2008 full year GSI Group Profit results against plan, no bonus for item 1 of the Incentive Bonus Plan is payable. No bonus will be payable for item 3, the Discretionary component. No additional bonus or other payments shall be due or payable to Bowen. The Company agrees and stipulates that Bowen’s bonus has been fully earned as of his Termination Date; however, Bowen will only receive 66% of this amount in the event he opts to revoke his consent to release age claims under the Agreement per Section 5(e). The Company will not withhold or reduce Bowen’s bonus for any other reason.

e.	Section 409A: Bowen and the Company agree that the payment schedule for any payments described in this Section 3 may be adjusted as necessary to avoid the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), provided that no such adjustment shall result in either a decrease of any benefit or payment contemplated herein, nor an increase in the cost of providing such payment or benefit. For example, if at the time of Bowen’s separation from service, Bowen is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 3 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Section 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Section 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1, et seq., and (iii) transitional relief under IRS Notice 2007-86, and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.

All payments set forth in this Section 3 shall be subject to any applicable federal, state and/or local deductions, withholdings, payroll and other taxes.

Bowen will only be entitled to the payments and benefits described above and to no other payments or benefits. Bowen acknowledge that the payments and benefits described in Section 3(a), (b) and (e) above represent valuable consideration in excess of that to which Bowen might otherwise be entitled by reason of Bowen’s employment by and termination from employment with the Company.

4.	Release of Claims

a.

In exchange for the Separation Benefits described in Section 3 above, which Bowen agrees he is not entitled to otherwise receive, Bowen and Bowen’s representatives, agents, estate, heirs, successors and assigns (collectively “Bowen”)

voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, shareholders, employees, and agents of each of the foregoing, individually, in their capacity acting on the Company’s behalf, and in their official capacities ) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with Bowen’s employment by and/or termination from the Company, arising on or before the Effective Date. This release is intended by Bowen to be all encompassing and to act as a full and total release of any claims Bowen may have or have had against the Releasees from the beginning of Bowen’s employment with the Company to the Effective Date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including all claims under Title VII of the Civil Rights Act (42 U.S.C. § 2000e et seq.); the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.); the Rehabilitation Act (29 U.S.C. § 701 et seq.); the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 729, et seq.); the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. § 1001, et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601, et seq.); the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes.

b.	Bowen expressly agrees and understands that this is a General Release, and that any reference to specific Claims arising out of or in connection with Bowen’s employment and/or its termination is not intended to limit the release of Claims. Bowen expressly agrees and understands this General Release means that Bowen is releasing, remising and discharging the Releasees from and with respect to all Claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with Bowen’s employment and/or its termination, or otherwise.

c.

Bowen not only releases and discharges the Releasees from any and all claims as stated above that Bowen could make on Bowen’s own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on Bowen’s behalf and Bowen specifically waives any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of Bowen’s employment with and/or termination of employment with the Company.

d.	Bowen agrees that the payments and benefits set forth in Section 3 of this Agreement, together with payments and benefits the Company previously provided to Bowen, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to Bowen, and with respect to all claims, causes of action and damages that could be asserted by Bowen against the Releasees regarding Bowen’s employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. Bowen also affirms that he has received any family and/or medical leaves to which he was entitled during his employment, has not been retaliated or discriminated against because he took a family or medical leave or any leave protected by law, and has not suffered any on-the-job injury for which he has not already filed a claim.

e.	Notwithstanding the comprehensive release of claims set forth in the preceding paragraphs of this Section, nothing in this Agreement shall bar or prohibit Bowen from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, Bowen nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which he does so participate.

f.	Bowen represents and warrants that he has not filed or raised any external complaint, claim, charge, action, or proceeding against any of the Releasees in any jurisdiction or forum related to any matters addressed in this Section 4, including without limitation, any complaint that might fall under the Sarbanes-Oxley Act or any other federal or state whistleblower protection act. Bowen further represent and warrant that he has shared or will share as set forth below all facts or information in his possession with the Board of Directors and its committees relating to the Company’s preparation of its quarterly and annual financial statements and its internal controls and procedures, and that Bowen will cooperate with the Board and its committees and any outside advisors relating to any review of the same.

g.

Bowen represents that, in connection with this Agreement, he is releasing his claims against the Company and its officers, directors, and agents arising out of the events leading to his termination on October 27, 2008. Mr. Bowen also represents that, other than matters concerning the compensation paid by the Company to certain former officers of Excel Technology, Inc., and matters presented orally and in writing on October 27, 2008 to the Board of Directors, he (1) has no personal knowledge of any facts or circumstances that would give him reason to believe that any of the Company’s previously filed financial statements are incorrect or inaccurate; and (2) has no personal knowledge of any facts or circumstances not previously communicated to the Company that he believes should be investigated by the Company, the Board of Directors or the Audit Committee.

5.	Waiver of Rights and Claims under the Age Discrimination In Employment Act of 1967

Since Bowen is 40 years of age or older, he is being informed that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and he agrees that:

a.	in consideration for the amounts described in Section 3 of this Agreement allocated to Bowen’s release of any age-related claims, which Bowen is not otherwise entitled to receive, Bowen specifically and voluntarily waives such rights and/or claims under the ADEA Bowen might have against the Releasees to the extent such rights and/or claims arose prior to the Effective Date;

b.	Bowen understands that rights or claims under the ADEA which may arise after the Effective Date are not waived by him;

c.	Bowen is advised to consult with or seek advice from an attorney of his choice or any other person of Bowen’s choosing before executing this Agreement; Bowen also is advised that he has 21 days to review this Agreement and consider its terms before signing it and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

d.	in entering into this Agreement Bowen is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

e.

Bowen may revoke his consent to waive any age related claims under the ADEA as set forth in this Agreement for a period of seven (7) days following his execution hereof. All rights and obligations of both parties under this Agreement that do not relate to age related claims under the ADEA shall become effective and enforceable upon execution of the Agreement. In the event Bowen opts to revoke the Agreement during the 7 day period, the revocation will apply only to age related claims and Bowen will only receive two-thirds of the separation benefits as set forth in Section 3 above. For such a revocation to be effective, it must be delivered so that the Company receives it at or before the expiration of the seven (7) day revocation period. Otherwise, the Agreement will become fully enforceable on the 8th day following Bowen’s signature.

6.	Confidentiality

Bowen agrees to keep the existence and terms of this Agreement in the strictest confidence and not reveal the terms of this Agreement to any persons except his immediate family, his attorney and his financial advisors, provided they also agree to keep the information confidential. Nothing in this Section shall bar Bowen from providing truthful testimony in any legal proceeding or in cooperating with any governmental agency; provided, however, that in providing such testimony or making such disclosures or communications, Bowen will use reasonable efforts to insure that this Section is complied with to the maximum extent possible.

7.	Non-Competition and Non- Solicitation

For a period of twelve (12) months from the Termination Date, Bowen will not, without the Company’s prior express written consent, (a) engage in, have an interest in, be employed by, serve as a director, consultant or advisor to or be in any way, directly or indirectly connected with (other than by virtue of ownership of less than 2% of the outstanding capital stock of any class of a publicly-traded company) any business that is in direct competition with the Company or any of its subsidiaries or affiliates. In addition, Bowen agrees and confirms his obligation under his Employee Invention and Non-Disclosure Agreement, dated December 15, 2005, to refrain for the twelve (12) months following Bowen’s Termination Date from directly or indirectly hiring Company employees, or soliciting, inducing, or attempting to induce, any employees of the Company as of the Termination Date to terminate their employment with the Company.

8.	Non-disparagement

Bowen agree that he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Releasee. The Company agrees that it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Bowen or Bowen’s reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Bowen or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

9.	Job References

Any request for job references will be directed to the Company’s Human Resources department. Pursuant to Company policy, the Company’s Human Resources personnel will only disclose Bowen’s title and dates of employment with the Company.

10.	Other Agreements

This Agreement constitutes the entire agreement regarding the termination of Bowen’s employment with the Company and Bowen’s separation benefits and supersedes all prior agreements between the Company and Bowen, except the Employee Invention and Non-Disclosure Agreement between the Company and Bowen (the “Non-Disclosure Agreement”), a copy which is attached hereto, any specific Non-Disclosure Agreements pertaining to Merger and Acquisition targets and the Stock Option Agreements between the

Company and Bowen, each of which shall remain in full force and effect in accordance with their terms. In signing this Agreement, Bowen is not relying upon any oral promises made by anyone at the Company. Bowen acknowledge and agree that his obligations under the Non-Disclosure Agreement expressly survive the cessation of his employment.

11.	Cooperation

From time to time following the Termination Date, the Company may need to contact Bowen for purposes of obtaining information relating to Bowen’s employment with the Company and the performance of Bowen’s duties on behalf of the Company. The Company may also need to request Bowen’s services in connection with any litigation, governmental investigation or complaint, or any other form of legal or administrative matter in which the Company is a party. As set forth in the Employee Invention and Non-Disclosure Agreement, Bowen hereby agrees that he shall cooperate fully with any such reasonable requests made by the Company, subject to the reimbursement of reasonable expenses for such cooperation. Bowen acknowledges that his failure or refusal to provide such cooperation and/or to make himself available to provide such cooperation shall constitute a breach of a material term of this Agreement and the Non-Disclosure Agreement, except as provided below.

In connection with the foregoing, upon reasonable notice and at reasonable times, Bowen agrees to fully cooperate with the Company’s ongoing internal investigation by the Audit Committee announced on December 4, 2008 (“the Internal Investigation”). Such cooperation shall include: (1) being interviewed in connection with the Internal Investigation by the Audit Committee, the Audit Committee’s counsel, the Company’s auditors, and independent accountants retained by the Audit Committee; (2) agreeing to answer questions posed by the Company related to the Company’s previously filed financial statements; and (3) assisting the Company in responding to any pending or threatened litigation, including making himself available as a witness, providing sworn testimony, and providing factual background. The Company recognizes that Bowen may, in the future, have new job responsibilities that will require his immediate and undivided attention. The Company agrees that all informational and other requests in furtherance of the Internal Investigation shall be made of Bowen in a fashion and at such times as will minimize the impact on his then-existing work schedule. The Company also understands that Bowen’s assistance may be enhanced by providing him access to certain information and Company records. The Company agrees that if it determines not to provide any Company records to Mr. Bowen in response to a request by him for such records, Bowen’s assistance may be limited and in such circumstance the Company agrees that it will not assert a lack of cooperation by Mr. Bowen or a breach of this provision or the Non-Disclosure Agreement.

12.	Return of Company Property

On the Effective Date, Bowen agree to return to the Company all Company property and materials, including but not limited to, engineering notebooks, invention records, personal computers, laptops, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Bowen that is or was related to Bowen’s employment with the Company. Bowen agrees that if Bowen discover any other Company property or materials in Bowen’s possession after the Effective Date, Bowen will immediately notify the Company and return such materials to the Company.

13.	Indemnification

Nothing herein is intended to affect or limit in any fashion Bowen’s right to indemnification of and from any cost, expense or damages arising from any third-party claims arising out of his service as an officer of the Company, it being the intention of the Company that Bowen receive the same protections afforded to other officers, directors and former officers and directors of the Company under the By-Laws of the Company, subject only to the limitations set forth in section 81 of the New Brunswick Business Corporations Act. The Company agrees not to amend or revise the By-Laws in the future if the effect of such amendment or revision would be to limit the scope of, or deny, the indemnification protections afforded to Bowen under the current By-Laws.

The Company and Bowen also acknowledge that under the By-Laws and the New Brunswick Business Corporations Act, defense costs incurred in connection with any claim for indemnification may be advanced by the Company upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

Bowen acknowledges that the Company has obtained directors’ and officers’ liability insurance. Bowen agrees that the defense of any claim for which Bowen seeks indemnification from the Company shall comply with the terms and policies of the Company’s insurer, including whether separate representation is warranted and whether any fees and costs in connection with any such representation are reasonable.

14.	Other Provisions

a.	This Agreement shall not in any way be construed as an admission by either party of any liability or any act of wrongdoing.

b.	This Agreement is a legally binding document and Bowen’s signature will commit him to its terms. Bowen represents that he has obtained legal advice in connection with this Agreement. Bowen acknowledges that he has had an opportunity to thoroughly discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he voluntarily enters into this Agreement.

c.	This Agreement shall be binding upon the Company and Bowen and upon its/his respective heirs, administrators, representatives, executors, successors and assigns.

d.	Bowen agrees that each provision of this Agreement is severable and should any such provision be determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement. However, should the Release in this Agreement be declared or determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the Company shall be entitled to demand immediate repayment, and Bowen will immediately return the enhanced severance benefits paid under this Agreement.

e.	This Agreement may not be amended, revoked, changed, or modified except upon a written agreement executed by both parties.

f.	This Agreement will be interpreted and enforced under the laws of Massachusetts. In the event of a dispute arising under this Agreement, Bowen agrees that all such matters shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Boston, Massachusetts. Each party shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators, comprising a three arbitrator “Panel”. The Panel shall have no authority to award punitive damages against the Company or Bowen. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of the Agreement. The parties waive any right to a jury trial. The Company will bear 70% of the cost of AAA fees and fees for the Panel and Bowen will bear 30% of such costs. The parties will be responsible for their own legal costs.

AGREED:

/s/ Robert Bowen
Robert Bowen

/s/ Anthony J. Bellantuoni
Anthony J. Bellantuoni
Vice President, Human Resources
(acting on behalf of GSI Group Inc.)

I, Robert Bowen, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated: January 23, 2009	/s/ Robert Bowen
Robert Bowen